Exhibit 23.5

CONSENT OF MARK SHUTTY

I, Mark Shutty, in connection with U.S. Gold Corp.’s Registration Statement on Form S-3 dated August 21, 2026 (the “Form S-3”), consent to:

●	the incorporation by reference of the technical report summary titled “S-K 1300 Technical Report Summary Feasibility Study for the CK Gold Project, Wyoming, USA” (the “Technical Report Summary”), with an effective date of March 30, 2026 and an issue date of May 7, 2026, as an exhibit to and referenced in the Form S-3 or any amendment or supplement thereto;

●	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form S-3 or any amendment or supplement thereto and any such Technical Report Summary; and

●	the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form S-3 or any amendment or supplement thereto.

I am a qualified person responsible for authoring, and this consent pertains to, the following sections of the Technical Report Summary:

●	Section 1: Executive Summary
●	Section 9: Data Verification
●	Section 11: Mineral Resource Estimates

/s/ Mark Shutty
Mark Shutty, CPG

Date: August 21, 2026